Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of MeiraGTx Holdings plc pertaining to:

(1)	the MeiraGTx Holdings plc 2016 Equity Incentive Plan, as amended,

(2)	the MeiraGTx Holdings plc 2018 Incentive Award Plan,

(3)	the MeiraGTx Holdings plc 2018 Employee Share Purchase Plan;

of our report dated March 29, 2018 (except for Note 6, as to which the date is May 11, 2018, and Note 18(D), as to which the date is June 7, 2018), with respect to the consolidated financial statements of MeiraGTx Limited and Subsidiaries included in the Registration Statement, as amended (Form S-1 No. 333-224914) and related Prospectus of MeiraGTx Holdings plc filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

June 8, 2018